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                                                                   EXHIBIT 23(b)

                              ACCOUNTANTS' CONSENT



  The Board of Directors
  The Netplex Group, Inc.:


  We consent to incorporation by reference in the registration statement
  (No. 333-19115) on Form S-8 of The Netplex Group, Inc. of our report dated April 19, 1999, relating to the consolidated statements of operations, stockholders' equity, and cash flows of The Netplex Group, Inc. and subsidiaries for the year ended December 31, 1998, before the reclassification to reflect the e-Infrastructure segment as a discontinued operation as described in Note 3 to the consolidated financial statements, and the related schedule, which report appears in the December 31, 2000, annual report on Form 10-K of The Netplex Group, Inc.


  KPMG LLP

  McLean, VA
  March 30, 2000